Exhibit 10.8

Execution Version

MASTER TERMS AND CONDITIONS FOR BASE ADDITIONAL WARRANTS

ISSUED BY REGENERON PHARMACEUTICALS, INC.

The purpose of this Master Terms and Conditions for Warrants (this “Master Confirmation”), dated as of October 18, 2011, is to set forth certain terms and conditions for warrant transactions that Regeneron Pharmaceuticals, Inc. (“Issuer”) shall enter into with Morgan Stanley & Co. International plc (“Dealer”). Each such transaction (a “Transaction”) entered into between Dealer and Issuer that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Issuer and Dealer mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relates. This Master Confirmation and each Confirmation hereunder, shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for (i) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”; and (ii) the election of United States dollars as the Termination Currency) between you and us, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

THE AGREEMENT, THIS MASTER CONFIRMATION AND EACH CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Issuer and Dealer with respect to such Transaction. Each Transaction to which a Confirmation relates is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions, and shall have the following terms:

Components:	Each Transaction will be divided into individual Components, each with the terms set forth in this Master Confirmation and the related Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in the Confirmation for such Transaction. The valuation and exercise of the Warrants and the payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component or such Transaction as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The common stock, USD0.001 par value per share, of Issuer (Symbol: REGN).

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Number of Warrants:	For each Component, as set forth in the Confirmation for such Transaction.

Warrant Entitlement:	One Share per Warrant

Strike Price:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	Nasdaq Global Select Market

Related Exchanges:	All Exchanges

Calculation Agent:	Dealer; provided that following the occurrence of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, (i) Dealer may designate a nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives (an “Equity Derivatives Dealer”) that is an affiliate of Dealer and with respect to which no event of the type described in Section 5(a)(vii) of the Agreement is ongoing to replace Dealer as Calculation Agent, or (ii) if Dealer does not so designate any replacement Calculation Agent by the 10th Exchange Business Day following the date a calculation or determination is required to be made hereunder by the Calculation Agent and no such calculation or determination is made, Issuer shall have the right to designate an independent Equity Derivatives Dealer to replace Dealer as Calculation Agent and, in each case, the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Any determination or calculation by Dealer or Issuer in any capacity (including as Calculation Agent) pursuant to this Master Confirmation, the Agreement and the Definitions shall be made in good faith and in a commercially reasonable manner, including, without limitation, with respect to calculations and determinations that are made in such party’s sole discretion or otherwise. In the event either party makes any calculation or determination in any capacity pursuant to this Master Confirmation, the Agreement or the Definitions, such party shall promptly provide an explanation in reasonable detail of the basis for such determination or calculation if requested by the other party, it being understood that no party shall be obligated to disclose any proprietary models used by it for such calculation.

4. Procedure for Exercise and Valuation:

In respect of any Component:

Expiration Time:	The Valuation Time

Expiration Date:	As set forth in the Confirmation for such Transaction for such Component (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of a Transaction hereunder; and provided, further, that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent may elect in its discretion that the Final Disruption Date shall be deemed the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for a Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date on the basis of the nature and duration of the relevant Market Disruption Event and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the Reference Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Automatic Exercise:	Applicable. The Warrants for any Component shall be deemed automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time the Warrants are In-the-Money; provided that all references in Section 3.4(b) of the Definitions to “Physical Settlement” shall be read as references to “Net Share Settlement.” “In-the-Money” means, for any Transaction, that the Reference Price is greater than the Strike Price for such Transaction.

Reference Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page REGN.Q <equity> VAP (or any successor thereto) in respect of the period from the scheduled opening time to the Scheduled Closing Time (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using, if practicable, an appropriate volume-weighted method).

Valuation Time:	As defined in Section 6.1 of the Definitions

Valuation Date:	Each Exercise Date

Final Disruption Date:	For any Transaction, the eighth Scheduled Trading Day immediately following the scheduled Expiration Date for the last Component of such Transaction.

Market Disruption Events:

The first sentence of Section 6.3(a) of the Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in the third, fourth and fifth lines thereof, and (B) by replacing the words “or (iii) an Early Closure.” by “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its good-faith reasonable discretion, determines based on the advice of outside counsel makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation M), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

5. Settlement Terms:

In respect of any Component:

Settlement Method Election:	Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Definitions shall be replaced by references to “Net Share Settlement”; (ii) if Seller elects Cash Settlement, Seller shall be deemed to have represented and warranted to Dealer on the date of such election that (A) Seller is not in possession of any material non-public information regarding Seller or the Shares, (B) Seller is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Seller at their fair valuation exceed the liabilities of Seller (including contingent liabilities), the capital of Seller is adequate to conduct the business of Seller, and Seller has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Seller

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the First Expiration Date.

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	If Net Share Settlement is applicable, then on each Settlement Date, Seller shall deliver to Buyer a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Buyer and cash in lieu of any fractional shares valued at the Reference Price for the Valuation Date corresponding to such Settlement Date. If, Buyer reasonably determines that, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Buyer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Buyer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 12(c) below apply.

Net Share Amount:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the product of (i) the number of Warrants being exercised or deemed exercised on the Exercise Date corresponding to such Settlement Date, (ii) the excess, if any, of the Reference Price for the Valuation Date corresponding to such Settlement Date over the Strike Price for the relevant Transaction and (iii) the Warrant Entitlement (such product, the “Net Share Settlement Amount”), divided by such Reference Price.

Cash Settlement:	If Cash Settlement is applicable, on the relevant Settlement Date, Seller shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Settlement Date.

Settlement Currency:	USD

Representation and Agreement:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Issuer is the issuer of the Shares.

Maximum Delivery Amount:	As set forth in the Confirmation for such Transaction

6. Dividends:

In respect of any Component:

Dividend Adjustments:	Issuer agrees to notify Buyer promptly of the announcement of an ex-dividend date of any cash dividend by the Issuer. If an ex-dividend date with respect to such a cash dividend occurs at any time from but excluding the Trade Date for the Transaction that includes such Component to and including the Expiration Date for such Component, then in addition to any adjustments as provided under “Share Adjustments” below, the Calculation Agent shall make such adjustments to the Strike Price, Number of Warrants and/or Number of Warrants per Component for such Transaction as it deems appropriate to preserve for the parties the intended economic benefits of such Transaction.

The Calculation Agent shall provide prompt notice of any such adjustments, including a schedule or other reasonably detailed explanation of the basis for and determination of each adjustment.

7. Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For purposes hereof, the definition of “Potential Adjustment Event” shall not include clause (iv) thereof.

8. Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment; provided, however, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Definitions and an Additional Termination Event under Section 12(f) of this Master Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Definitions or Section 12(f) of this Master Confirmation will apply.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies to any Transaction, the adjustments to be made in accordance with Section 12.2(e)(i) of the Definitions would result in the Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Definitions, Issuer and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to such Transaction, as adjusted under Section 12.2(e)(i) of the Definitions, and to preserve its hedging or hedge unwind activities in connection with such Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (based on commercially reasonable interpretations of such legal, regulatory or self-regulatory requirements applicable to Dealer), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Definitions shall apply.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination).

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Modified Calculation Agent Adjustment were applicable to such event.

9. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “the formal or informal interpretation” and (ii) replacing the word “Shares” with the phrase “Shares or Hedge Positions” in clause (X) thereof.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms and other terms.”

(ii) Section 12.9(b)(iii) of the Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	150 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points

Hedging Party:	For all applicable Additional Disruption Events, Buyer

Determining Party:	For all applicable Extraordinary Events, Buyer

10. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

11. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b) Issuer hereby represents and warrants to, and agrees with, Buyer on the Trade Date of each Transaction that:

(i) it understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency;

(ii) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(iii) it is not, on the date hereof, in possession of any material non-public information with respect to it or the Shares and its most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by it with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(iv) RESERVED

(v) it is not entering into any Transaction to create, and will not engage in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(vi) RESERVED

(vii) for such Transaction, it shall maintain a number of authorized but unissued Shares that are free from preemptive rights that at all times equals or exceeds the sum of (x) the Maximum Delivery Amount for such Transaction, plus (y) the aggregate number of Shares expressly reserved for any other use (including, without limitation, Shares reserved for issuance upon the exercise of options or convertible debt), whether expressed as caps or as numbers of Shares reserved or otherwise;

(viii) the Shares issuable upon exercise of all Warrants (the “Warrant Shares”) have been duly authorized and, when delivered pursuant to the terms of such Transaction, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights;

(ix) it is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(x) without limiting the generality of Section 13.1 of the Definitions, Issuer acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(xi) prior to the Trade Date of such Transaction, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors or a duly authorized committee thereof authorizing such Transaction;

(xii) on the Trade Date and the Premium Payment Date of such Transaction (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(xiii) if Cash Settlement is applicable, during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”) of such Transaction, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following such Settlement Period;

(xiv) if Cash Settlement is applicable, during the Settlement Period or such Transaction, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer;

(xv) if Cash Settlement is applicable, Issuer (A) will not during the Settlement Period of such Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (I) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (II) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date; such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct; in addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders; “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(xvi) Issuer is not on the Trade Date of such Transaction engaged in and will not, during the period starting on the Trade Date of such Transaction and ending on the third Exchange Business Day immediately following such Trade Date, be engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than (1) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (2) the offering of the Convertible Notes pursuant to the terms of the Purchase Agreement dated as of October 18, 2011 between Issuer and Goldman, Sachs & Co., as Initial Purchaser relating to the 1.875% Convertible Senior Notes due 2016; and

(xvii) Issuer shall deliver to Dealer an opinion of counsel, dated as of the Effective Date of each Transaction and reasonably acceptable to Bank in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 11(b)(viii) hereof with respect to such Transaction.

12. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the Agreement.

(b) Alternative Calculations and Issuer Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 12(g) below, Issuer owes Buyer any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions or pursuant to Section 6(d)(ii) of the Agreement (an “Issuer Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Issuer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Buyer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or the date of cancellation or termination, as applicable (“Notice of Issuer Termination Delivery”); provided that (i) if Issuer does not validly so elect to satisfy its Issuer Payment Obligation by delivery of Termination Delivery Units, Buyer shall have the right, in its sole discretion, to require Issuer to satisfy its Issuer Payment Obligation by delivery of Termination Delivery Units, notwithstanding Issuer’s failure to elect or election to the contrary, (ii) Issuer shall not have the right to so elect (but, for the avoidance of doubt, Buyer shall have the right to so elect) in the event of (1) an Extraordinary Event, in each case, in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash or (2) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), or (v) of the Agreement that in the case of either (x) or (y) resulted from an event or events within Issuer’s control and (iii) Issuer shall not have the right, notwithstanding any notice to the contrary, to satisfy its Issuer Payment Obligation by Termination Delivery Units unless on the date of any such notice, Issuer represents to Buyer that, as of such date, it is not in possession of any material non-public information with respect to itself or the Shares. Within a commercially reasonable period of time following receipt of a Notice of Issuer Termination Delivery or notice by Buyer to Issuer, as the case may be, Issuer shall deliver to Buyer a number of Termination Delivery Units having a cash value equal to the amount of such Issuer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation, and the date of such delivery, the “Termination Payment Date”). In addition, if, in the reasonable opinion of counsel to Issuer or Buyer, for any reason, the Termination Delivery Units deliverable pursuant to this paragraph (b) would not be immediately freely transferable by Buyer under Rule 144 under the Securities Act, then Buyer may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) have the provisions set forth in paragraph (c) below apply. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.”

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (ii) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Issuer provides irrevocable written notice to the Calculation Agent on or prior to the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization or Insolvency), or the date of such Termination Event, Event of Default or an Additional Disruption Event, as the case may be, that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Issuer designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(c) Registration/Private Placement Procedures. (i) With respect to each Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 5 or in paragraph (b) of this Section 12. If so applicable, then, at the election of Issuer by notice to Buyer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due (if Issuer does not make an election by such date, Issuer shall be deemed to have made the election described in clause (B) below), either (A) all Shares or Termination Delivery Units, as the case may be, delivered by Issuer to Buyer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer) or (B) Issuer shall deliver additional Shares or Termination Delivery Units, as the case may be, so that the value of such Shares or Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Termination Delivery Units that would otherwise be deliverable if such Shares or Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer (such value, the “Freely Tradeable Value”). (For the avoidance of doubt, as used in this paragraph (c) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii)	If Issuer makes the election described in clause (c)(i)(A) above:

(A) Buyer (or an Affiliate of Buyer designated by Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Buyer or such Affiliate, as the case may be, in its discretion; and

(B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Termination Delivery Units, as the case may be, by Buyer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Buyer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Buyer, and shall provide for the delivery of accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii)	If Issuer makes the election described in clause (c)(i)(B) above:

(A) Buyer (or an Affiliate of Buyer designated by Buyer) and any potential institutional purchaser of any such Shares or Termination Delivery Units, as the case may be, from Buyer or such Affiliate identified by Buyer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Termination Delivery Units, as the case may be, by Issuer to Buyer or such Affiliate and the private resale of such shares by Buyer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Buyer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Buyer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;

(C) Issuer agrees that any Shares or Termination Delivery Units so delivered to Buyer, (i) may be transferred by and among Buyer and its affiliates, and Issuer shall effect such transfer without any further action by Buyer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Buyer (or such affiliate of Buyer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Buyer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Buyer (or such affiliate of Buyer); and

(D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(d) Make-whole Shares. If (x) Issuer elects to deliver Termination Delivery Units pursuant to “Alternative Calculations and Issuer Payment on Early Termination and on Certain Extraordinary Events” above or (y) Issuer makes the election described in clause (i)(B) of paragraph (c) of this Section 12, then in either case

Buyer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Buyer completes the sale of all such Shares or Termination Delivery Units, as the case may be, or a sufficient number of Shares or Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the amount of the Issuer Payment Obligation (in the case of clause (x), or in the case that both clause (x) and clause (y) apply) or the Freely Tradeable Value (in the case that only clause (y) applies) (such amount of the Issuer Payment Obligation or Freely Tradeable Value, as the case may be, the “Required Proceeds”). If any of such delivered Shares or Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Buyer shall return such remaining Shares or Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Buyer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Termination Delivery Units (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 12(d). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 12(e).

(e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with any Transaction in excess of the Maximum Delivery Amount for such Transaction. Issuer represents and warrants (which shall be deemed to be repeated on each day that any Transaction is outstanding) that the Maximum Delivery Amount for all Transactions hereunder is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than all Transactions hereunder) on the date of the determination of the Maximum Delivery Amount for all Transactions hereunder (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable under any Transaction as a result of this Section 12(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date for the relevant Transaction (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Buyer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f) Certain Corporate Transactions. Upon the consummation of any of the following events, Buyer shall have the right to designate such event an Additional Termination Event with respect to one or more of the Transactions and designate an Early Termination Date pursuant to Section 6(b) of the Agreement with respect to which the designated Transaction(s) shall be the sole Affected Transaction(s) and Issuer shall be the sole Affected Party:

(1) any person or group within the meaning of Section 13(d) of the Exchange Act other than the Issuer or its subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Issuer’s common equity representing more than 50% of the voting power of the Issuer’s common equity, unless (x) such filing occurs in connection with a transaction in which the Shares are replaced by the securities of another entity (including a parent entity) and (y) no such filing is made or is in effect with respect to common equity representing more than 50% of the voting power of such other entity;

(2) consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of the Issuer pursuant to which all or substantially all of the Shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and the Issuer’s subsidiaries, taken as a whole, to any person other than one or more of the Issuer’s subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to in this clause (2) as an “Event”), excluding any such Event where the holders of more than 50% of the Shares immediately prior to such Event, own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such Event;

(3) the Issuer’s stockholders approve any plan or proposal for the Issuer’s liquidation or dissolution;

(4) the Shares cease to be listed on at least one U.S. national securities exchange; or

(5) a default or defaults under any bonds, debentures, notes or other evidences of indebtedness having, individually or in the aggregate, a principal or similar amount outstanding of at least $300 million, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $300 million of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto, without such indebtedness having been paid or discharged within a period of 30 days after the occurrence of such indebtedness becoming or being declared due and payable or the failure to pay, as the case may be.

Notwithstanding the foregoing, no transaction or event described in clause (1) through (4) above will permit the Buyer to designate an Additional Termination Event if (a) at least 90% of the consideration, excluding cash payments for fractional Shares, in such transaction or event consists of shares of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or event (such securities, “Publicly Traded Securities”) and (b) as a result of such transaction or event the Shares are adjusted to consist of such Publicly Traded Securities.

(g) Set-Off and Netting. Both parties waive any rights to set-off or net, including in any bankruptcy proceedings of Issuer, amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

(h) Status of Claims in Bankruptcy. Buyer acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Buyer rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Buyer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Buyer’s rights in respect of any transactions other than the Transactions.

(i) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Issuer under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, then the obligations of Issuer hereunder shall not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(j) Assignment of Share Delivery to Affiliates. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Buyer to purchase, sell, receive or deliver any shares or other securities to or from Issuer, Buyer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Buyer’s obligations in respect of this Transaction and any such designee may assume such obligations. Buyer shall be discharged of its obligations to Issuer to the extent of any such performance. Notwithstanding the foregoing, the recourse to Dealer shall be limited to recoupment of Issuer’s monetary damages and Issuer hereby waives any right to seek specific performance by Dealer of its obligations hereunder.

(k) RESERVED

(l) Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Master Confirmation, in no event shall Buyer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Buyer or any affiliate of Buyer subject to aggregation with Buyer under such Section 13 and rules or any “group”, as such term is used in such Section 13 and rules, of which Buyer or any such affiliate of Buyer is a member or may be deemed to be a member (collectively, “Buyer Group”) would be equal to or greater than the lesser of (A) 4.9% of the outstanding Shares or (B) 4,381,384 Shares or (ii) Buyer, Buyer Group or any person whose ownership position would be aggregated with that of Buyer or Buyer Group (Buyer, Buyer Group or any such person, a “Buyer Person”) under any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Buyer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 2% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”). If any delivery owed to Buyer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Buyer gives notice to Issuer that such delivery would not result in the existence of an Excess Ownership Position.

(m) Transfer. Notwithstanding any provision of the Agreement to the contrary, Buyer may, subject to applicable law, transfer and assign all of its right and obligations under any Transaction to any third party that is a financial institution that regularly enters into OTC derivatives without the consent of Seller. At any time at which the Equity Percentage exceeds 14.5%, if Dealer, in its discretion after using its commercially reasonable efforts is unable to effect such a transfer or assignment on pricing and other terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that the Equity Percentage is equal to or less than 14.5%, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 14.5%. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement and Section 12(b) of this Master Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction.

(n) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(o) Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION HEREUNDER OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(p) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(q) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(7), 362(o), 546(e), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code; (ii) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (iii) a party’s right to liquidate, terminate or accelerate any Transaction, offset, net or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” within the meaning of Sections 555, 560 and 561 of the Bankruptcy Code; (iv) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code and (v) all payments or deliveries for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the Bankruptcy Code.

(r) Additional Termination Event. If at any time Buyer reasonably determines in good faith based on the advice of counsel that it is advisable to terminate a portion of the Transaction so that Buyer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Buyer (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by Buyer in order that its hedging activities will comply with such laws, rules or regulations), an Additional Termination Event shall occur in respect of which (1) Issuer shall be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date.

(s) Effectiveness. If, prior to the Effective Date for any Transaction, Buyer reasonably determines that it is advisable to cancel such Transaction because of concerns that Buyer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, such Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of such Transaction.

(t) Right to Extend. Buyer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Warrants with respect to one or more Components) if Buyer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate (x) to preserve Buyer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectation on the Trade

Date, as determined by Calculation Agent) or (y) to enable Buyer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Buyer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Buyer; provided that no such date may be postponed by more than ten Exchange Business Days pursuant to clause (x) above.

(u) Amendments to the Equity Definitions:

(A) Section 11.2(a) of the Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(B) Section 11.2(c) of the Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “a material”, (y) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”.

(C) Section 11.2(e)(vii) of the Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with “that is the result of a corporate event involving the Company and that may have a material” and adding the phrase “or Warrants (it being understood, for the avoidance of doubt, that financial results, the results of clinical trials, decisions by the Food and Drug Administration or the announcement of any of the foregoing shall not constitute a “corporate event” within the meaning of this Section 11.2(e)(vii))” at the end of the sentence.

(D) RESERVED

(E) Section 12.9(b)(iv) of the Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(F) Section 12.9(b)(v) of the Definitions is hereby amended by:

(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A);

(y) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”; and

(z) deleting subsection (X) in its entirety and the words “or (Y)” immediately following subsection (X).

(v) Strike Price Floor. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation, any Confirmation or the Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 64.63, except for any adjustment pursuant to the terms of this Master Confirmation and the Equity Definitions in connection with stock splits or similar changes to Issuer’s capitalization.

(w) Agent of Dealer. Morgan Stanley & Co. Incorporated (“MS&CO”) is acting as agent for both parties but does not guarantee the performance of either party. Neither Dealer nor Issuer shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MS&CO; (ii) MS&CO, Dealer and Issuer each hereby acknowledges that any transactions by Dealer or MS&CO with respect to Shares will be undertaken by Dealer as principal for its own account; (iii) all of the actions to be taken by Dealer and MS&CO in connection with the Transaction shall be taken by Dealer or MS&CO independently and without any advance or subsequent consultation with Issuer; and (iv) MS&CO is hereby authorized to act as agent for Issuer only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction.

13. Addresses for Notice:

If to dealer:	Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036
Attention:	Todd Bosch
Telephone:	(212) 761-5438
Facsimile:	(212) 507-4888
Email:	Todd.Bosch@morganstanley.com

With a copy to:	Morgan Stanley & Co. International
c/o Morgan Stanley & Co.
1585 Broadway 4th Floor
New York, NY 10036
Attention:	Rizvan Dhalla
Telephone:	(212) 761-5468
Facsimile:	(212) 507-4093
Email:	Rizvan.Dhalla@morganstanley.com

If to Issuer:	Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
Telephone: (914) 345-7400

14. Accounts for Payment:

To Dealer:	Citibank, N.A.
SWIFT: CITIUS33
Bank Routing: 021-000-089
Account Name: Morgan Stanley and Co.
Account No. : 30632076

Account for delivery of Shares from Dealer:

To be provided by Dealer.

To Issuer:	JPMorgan Chase
	ABA No.:	021000021
	Account No.:	6701772200
	Swift Code:	CHASEUS33
	Address:	JP Morgan Chase Bank, N.A.
106 Corporate Park Drive
Floor 2
White Plains, NY 10604
	Benefit of:	Regeneron Pharmaceuticals, Inc.
	Bank Contact:	Elanor Barreto
	Phone:	(914) 993-2241

15. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Issuer:	To be advised.

3. Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to us.

Yours faithfully,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Rajul Patel
Name: Rajul Patel
Title: Authorized Signatory

MORGAN STANLEY & CO. LLC as Agent

By:	/s/ Serkman Savasoglu
Name: Serkman Savasoglu
Title: Managing Director

Accepted and confirmed

as of the Trade Date:

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Authorized Signatory
Name:	Joseph J. LaRosa
Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Warrant Master Confirm]

EXHIBIT A

FORM OF WARRANT

CONFIRMATION

Date:	October 18, 2011

To:	Regeneron Pharmaceuticals, Inc. (“Issuer”)

Telefax No.:	(914) 593-1506

From:	Morgan Stanley & Co. International plc (“Dealer”)

Telefax No.:	(212) 507-4888

Transaction Reference Number:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Warrants Issued by Regeneron Pharmaceuticals, Inc., between Dealer and Issuer, dated as of October 18, 2011 and as amended from time to time (the “Master Confirmation”).

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	October 18, 2011

Effective Date:	October 21, 2011

Strike Price:	103.41

Premium:	USD23,450,000.00

Premium Payment Date:	October 21, 2011

Maximum Delivery Amount:	2,380,414

For each Component of the Transaction, the Number of Warrants and Expiration Date are as set forth below.

Component Number	Number of Warrants	Expiration Date
1.	14877	January 3, 2017
2.	14877	January 4, 2017
3.	14877	January 5, 2017
4.	14877	January 6, 2017
5.	14877	January 9, 2017
6.	14877	January 10, 2017
7.	14877	January 11, 2017
8.	14877	January 12, 2017
9.	14877	January 13, 2017
10.	14877	January 17, 2017
11.	14877	January 18, 2017
12.	14877	January 19, 2017
13.	14877	January 20, 2017
14.	14877	January 23, 2017
15.	14877	January 24, 2017
16.	14877	January 25, 2017
17.	14877	January 26, 2017
18.	14877	January 27, 2017
19.	14877	January 30, 2017
20.	14877	January 31, 2017
21.	14877	February 1, 2017
22.	14877	February 2, 2017
23.	14877	February 3, 2017
24.	14877	February 6, 2017
25.	14877	February 7, 2017
26.	14877	February 8, 2017
27.	14877	February 9, 2017
28.	14877	February 10, 2017
29.	14877	February 13, 2017
30.	14877	February 14, 2017
31.	14878	February 15, 2017
32.	14878	February 16, 2017
33.	14878	February 17, 2017
34.	14878	February 21, 2017
35.	14878	February 22, 2017
36.	14878	February 23, 2017
37.	14878	February 24, 2017
38.	14878	February 27, 2017
39.	14878	February 28, 2017
40.	14878	March 1, 2017
41.	14878	March 2, 2017
42.	14878	March 3, 2017
43.	14878	March 6, 2017
44.	14878	March 7, 2017
45.	14878	March 8, 2017
46.	14878	March 9, 2017
47.	14878	March 10, 2017
48.	14878	March 13, 2017
49.	14878	March 14, 2017
50.	14878	March 15, 2017
51.	14878	March 16, 2017

52.	14878	March 17, 2017
53.	14878	March 20, 2017
54.	14878	March 21, 2017
55.	14878	March 22, 2017
56.	14878	March 23, 2017
57.	14878	March 24, 2017
58.	14878	March 27, 2017
59.	14878	March 28, 2017
60.	14878	March 29, 2017
61.	14878	March 30, 2017
62.	14878	March 31, 2017
63.	14878	April 3, 2017
64.	14878	April 4, 2017
65.	14878	April 5, 2017
66.	14878	April 6, 2017
67.	14878	April 7, 2017
68.	14878	April 10, 2017
69.	14878	April 11, 2017
70.	14878	April 12, 2017
71.	14878	April 13, 2017
72.	14878	April 17, 2017
73.	14878	April 18, 2017
74.	14878	April 19, 2017
75.	14878	April 20, 2017
76.	14878	April 21, 2017
77.	14878	April 24, 2017
78.	14878	April 25, 2017
79.	14878	April 26, 2017
80.	14878	April 27, 2017

3. Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to us.

Yours faithfully,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Rajul Patel
Name: Rajul Patel
Title: Authorized Signatory

MORGAN STANLEY & CO. LLC as Agent

By:	/s/ Serkman Savasoglu
Name: Serkman Savasoglu
Title: Managing Director

Accepted and confirmed

as of the Trade Date:

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Joseph J. LaRosa
Authorized Signatory
Name: Joseph J. LaRosa Title: Senior Vice President, General Counsel & Secretary

[Signature Page to Warrant Confirm]